Exhibit 10.1

ELLIOTT BAY OFFICE PARK

OFFICE LEASE

THIS LEASE, effective as of the last signature date hereof, by and between SELIG HOLDINGS COMPANY, a Washington limited liability company, whose address is 1000 Second Avenue, Suite 1800, Seattle, Washington, 98104-1046, hereinafter referred to as “Lessor” and PONIARD PHARMACEUTICALS, INC., hereinafter referred to as “Lessee”.

1.                                       DESCRIPTION,  Lessor in consideration of the agreements contained in this lease, does hereby lease to Lessee, upon the terms and conditions hereinafter set forth, that certain space consisting of the agreed upon square footage* of 3,810 (hereinafter referred to as “Premises”) situated on the 5th floor level of the Elliott Bay Office Park, 300 Elliott Avenue West, City of Seattle, State of Washington 98119, the legal description of which is:

Parcel A:  All of Block 9, D.T. Denny’s Waterfront Addition to the City of Seattle, according to the plat recorded in Volume 2 of Plats, Page 61, in King County, Washington.

Parcel B:  Block 161, Seattle Tidelands.

Suite 530

*Rentable square footage stated above is an estimate of the rentable square footage and is based on the Building Owners and Managers Association Standard Method for Measuring Area in Office Buildings (ANSI/BOMA Z65.1-1996).

2.                                       TERM,  The term of this lease shall be for a period of twelve (12) months, commencing the Date of Occupancy (hereinafter defined) which is approximately the 24th day of November, 2010, and ending twelve (12)  months thereafter.  “Date of Occupancy” shall be defined as (1) when the Lessee has removed all its personal property and furnishings from its former Selig leased location, hereinafter “Suite 500”, AND (2) Lessee personnel have fully moved into and are conducting business in the Premises.  Notwithstanding the foregoing, Lessor shall allow Lessee to continue to occupy the Server Room in Suite 500 until December 6, 2010, or such earlier date that Lessee is able to move its servers and personal property from such Server Room to the Premises; and Lessor guarantees and will ensure that such Server Room will remain “secure” and will not be accessible to its contractors, representatives or other third parties, and that only Lessee shall have access to such Server Room.

In the event the Date of Occupancy is adjusted from the estimated date set forth above, the lease term shall be extended in such a manner as to reflect the delay occasioned by the Date of Occupancy.  In no event shall Lessor or Lessee be liable for any damages due to adjustment of the Date of Occupancy.

3.                                       RENT,  Lessee covenants and agrees to pay Lessor rent each month in advance on the first day of each calendar month.  Rent shall be computed at the annual base rental rate of $23.00 per square foot.  Rent for any fractional calendar month, at the beginning or end of the term, shall be the pro rated portion of the rent computed on an annual basis.

4.                                       CONSIDERATION,  Lessee has previously paid to Lessor the sum of $44,998.67 as lease consideration for its existing lease at Suite 500, receipt of which is hereby acknowledged.  The above amount, less $7,302.50, i.e. the equivalent of one (1) month’s rent for the Premises, shall be given to Lessee as a rent credit to be used during the initial months of this lease term.  In the event Lessee fully complies with all the terms and conditions of this lease, but not otherwise, the then remaining amount of $7,302.50 shall be credited to the last month’s rental on the term of this lease.

5.                                       USES,  Lessee agrees that Lessee will use and occupy said Premises for general offices and related purposes and for no other purposes.

6.                                       RULES AND REGULATIONS,  Lessee and their agents, employees, servants or those claiming under Lessee will at all times observe, perform and abide by all of the Rules and Regulations printed on this instrument, or which may be hereafter promulgated by Lessor, all of which it is covenanted and agreed by the parties hereto shall be and are hereby made a part of this lease.

7.                                       CARE AND SURRENDER OF PREMISES,  Lessee shall take good care of the Premises and shall promptly make all necessary repairs except those required herein to be made by Lessor.  At the expiration or sooner termination of this lease, Lessee, without notice, will immediately and peacefully quit and surrender the Premises in good order, condition and repair (damage by reasonable wear, the elements, or fire excepted).  Lessee shall be responsible for removal of all personal property from the Premises,

(excepting fixtures being that which is attached to the Premises, and property of the Lessor) including, but not limited to, the removal of Lessee’s communication cabling, telephone equipment and signage.  Lessee shall be responsible for repairing any damage to the Premises caused by such removal.  If Lessee fails to remove and restore the Premises at lease expiration, then Lessor shall have the right to remove said property and restore the Premises and Lessee shall be responsible for all costs associated therewith.  Lessee shall also be responsible for those costs incurred by Lessor for removing debris Lessee may discard in the process of preparing to vacate the Premises and for a final cleaning of the Premises, including, but not limited to, the cleaning, or replacement of carpets if damage is not caused by reasonable wear, and removal and disposal of Lessee’s personal property remaining in the Premises.

8.                                       ALTERATIONS,  Lessee shall not make any alterations or improvements in, or additions to said Premises without first obtaining the written consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed.  All such alterations, additions and improvements shall be at the sole cost and expense of Lessee and shall become the property of Lessor and shall remain in and be surrendered with the Premises as a part thereof at the termination of this lease, without disturbance, molestation or injury.

9.                                       RESTRICTIONS,  Lessee will not use or permit to be used in said Premises anything that will increase the rate of insurance on said Building or any part thereof, nor anything that may be dangerous to life or limb; nor in any manner deface or injure said Building or any part thereof; nor overload any floor or part thereof; nor permit any objectionable noise or odor to escape or to be emitted from said Premises, or do anything or permit anything to be done upon said Premises in any way tending to create a nuisance or to disturb any other tenant or occupant of any part of said Building.  Lessee, at Lessee’s expense, will comply with all health, fire and police regulations respecting said Premises.  The Premises shall not be used for lodging or sleeping, and no animals or birds will be allowed in the Building.

10.                                 WEIGHT RESTRICTIONS,  Safes, furniture or bulky articles may be moved in or out of said Premises only at such hours and in such manner as will least inconvenience other tenants, which hours and manner shall be at the discretion of Lessor.  No safe or other article of over 2,000 pounds shall be moved into said Premises without the consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed, and Lessor shall have the right to locate the position of any article of weight in said Premises if Lessor so desires.

11.                                 SIGN RESTRICTION,  No sign, picture, advertisement or notice shall be displayed, inscribed, painted or affixed to any of the glass or woodwork of the Building without the prior approval of Lessor.  Such approval shall not be unreasonably withheld, conditioned or delayed.

12.                                 LOCKS,  No additional locks shall be placed upon any doors of the Premises.  Keys will be furnished to each door lock.  At the termination of the lease, Lessee shall surrender all keys to the Premises whether paid for or not.

13.                                 KEY,  Lessor, his janitor, engineer or other agents may retain a pass key to said Premises to enable him to examine the Premises from time to time with reference to any emergency or to the general maintenance of said Premises.

14.                                 TELEPHONE SERVICE,  If Lessee desires telephonic or any other electric connection, Lessor will direct the electricians as to where and how the wires are to be introduced, and without such directions no boring or cutting for wires in installation thereof will be permitted.

15.                                 SERVICES,  Lessor shall maintain Premises and the public and common area of Building, such as lobbies, stairs, corridor and restrooms, in reasonably good order and condition except for damage occasioned by the act of Lessee.

Lessor shall furnish Premises with electricity for lighting and operation of low power usage office machines and personal computers, heat, normal office air-conditioning, and elevator services, 24 hours per day, 7 days per week.  Lessor will ensure, at its cost, that the Server Room on the Premises is cooled to a temperature required by Lessee to accommodate its approximately 23,500 BTU/hr load.  Lessor shall also provide lighting replacement for Lessor furnished lighting, toilet room supplies, window washing with reasonable frequency, and janitor service to the Premises and the common areas of the Building, customary for Class A office buildings.

Lessor shall not be liable to Lessee for any loss or damage caused by or resulting from any variation, interruption or any failure of said services due to any cause whatsoever.  No temporary interruption or failure of such services incident to the making of repairs, alterations, or improvements, or due to accident or strike or conditions or events not under Lessor’s control shall be deemed as an eviction of Lessee or relieve Lessee from any of Lessee’s obligations hereunder.

In the event of any lack of attention on the part of Lessor and any dissatisfaction with the service of the Building, or any unreasonable annoyance of any kind, Lessee is requested to make complaints at Lessor’s Building office and not to Lessor’s employees or agents seen within the Building.  Lessee is further requested to remember that Lessor is as anxious as Lessee that a high grade service be maintained, and that the Premises be kept in a state to enable Lessee to transact business with the greatest possible ease and comfort.  The rules and regulations are not made to unnecessarily restrict Lessee, but to enable Lessor to operate the Building to the best advantage of both parties hereto.  To this end Lessor shall have the right to waive from time to time such part or parts of these rules and regulations as in his judgment may not be necessary for the proper maintenance or operation of the Building or consistent with good service, and may from time to time make such further reasonable rules and regulations as in his judgment may be needed for the safety, care and cleanliness of the Premises and the Building and for the preservation of order therein.

16.                                 SOLICITORS,  Lessor will make an effort to keep solicitors out of the Building, and Lessee will not oppose Lessor in his attempt to accomplish this end.

17.                                 FLOOR PLAN,  The floor plan and specifications for Lessee’s occupancy shall be attached hereto and marked Exhibit “A” which shall be approved by both Lessor and Lessee, both of whose approval shall not be unreasonably withheld, conditioned or delayed.

18.                                 ASSIGNMENT/SUBLETTING,  Lessee shall be entitled to assign all or a portion of the premises to any related entity, subsidiary or affiliate of Lessee, or any successor entity related to Lessee by merger, consolidation or reorganization, or a purchaser of all or substantially all of Lessee’s assets without the consent of Lessor.  Further assignment or subletting shall be with Lessor’s consent, which shall not be unreasonably withheld.  Lessor and Lessee shall split equally any sublease profits after deducting the reasonable costs of subleasing.  Lessor shall have the first right to recapture any such sublease space in order to accommodate the expansion needs of other building tenants, should Lessee wish to sublease space for the remainder of the lease term.

19.                                 OPERATING SERVICES AND REAL ESTATE TAXES,  The annual base rental rate per rentable square foot in Paragraph 3 includes Lessee’s proportionate share of Operating Services and Real Estate Taxes for the first twelve months of the lease term, “Base Year Costs”.  Only actual increases from these Base Year Costs, if any, will be passed on to Lessee on a proportionate basis.

DEFINITIONS

Base Year

For computing the Base Year Costs, the base year shall be the calendar year stated herein or if a specific calendar year is not stated herein then the base year shall be the calendar year in which the lease term commences.  The base year shall be the calendar year 2010.

Comparison Year

The Comparison Year(s) shall be the calendar year(s) subsequent to the base year.

Operating Services

“Operating Services” include, but are not limited to, the charges incurred by Lessor for:  Building operation salaries, benefits, management fee (currently 5%) of gross income for the Building, insurance, electricity, janitorial, supplies, telephone, HVAC, repair and maintenance, window washing, water and sewer, security, landscaping, disposal, elevator, and any other service or supplies reasonably necessary to the use and operation of the premises.  Operating Services shall also include the amortization cost of capital investment items and of the installation thereof, which are primarily for the purpose of safety, saving energy or reducing operating costs, or which may be required by governmental authority, (all such costs shall be amortized over the reasonable life of the capital investment item, with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles).  Notwithstanding anything to the contrary contained herein, Operating Services shall not include any of the following:

(i)                                     real estate taxes

(ii)                                  legal fees, auditing fees, brokerage commissions, advertising costs, or other related expenses incurred by Lessor in an effort to generate rental income;

(iii)                               repairs, alterations, additions, improvements, or replacements made to rectify or correct any defect in the original design, materials or workmanship of the Building or common areas (but not including repairs, alterations, additions, improvements or replacements made as a result of ordinary wear and tear);

(iv)                              damage and repairs attributable to fire or other casualty;

(v)                                 damage and repairs necessitated by the negligence or willful misconduct of Lessor, Lessor’s employees, contractors or agents;

(vi)                              executive salaries to the extent that such services are not in connection with the management, operation, repair or maintenance of the Building;

(vii)                           Lessor’s general overhead expenses not related to the Building;

(viii)                        legal fees, accountant’s fees and other expenses incurred in connection with disputes with tenants or other occupants of the Building or associated with the enforcement of the terms of any leases with tenants or the defense of Lessor’s title to or interest in the Building or any part thereof unless the outcome is to the financial benefit of all tenants;

(ix)                                costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering (1) vacant space (excluding common areas) in the Building or (2) space for tenants or other occupants in the Building and costs incurred in supplying any item or service to less than all of the tenants in the Building;

(x)                                   costs incurred due to a violation by Lessor or any other tenant of the Building of the terms and conditions of a lease;

(xi)                                cost of any specific service provided to Lessee or other occupants of the Building for which Lessor is reimbursed (but not including Operating Services and Real Estate Tax increases above Base Year Costs to the extent reimbursed Lessor) or any other expense for which Lessor is or will be reimbursed by another source (i.e., expenses covered by insurance or warranties);

(xii)                             costs and expenses which would be capitalized under generally accepted accounting principles, with the exception of the capital investment items specified hereinabove;

(xiii)                          Building management fees in excess of the management fees specified hereinabove;

(xiv)                         cost incurred with owning and/or operating the parking lot(s) serving the Building by independent parking operator(s).

(xv)                            fees paid to Lessor or any affiliate of Lessor for goods or services in excess of the fees that would typically be charged by unrelated, independent persons or entities for similar goods and services;

(xvi)                         rent called for under any ground lease or master lease;

(xvii)                      principal and/or interest payments called for under any debt secured by a mortgage or deed of trust on the Building; and

Operating Services shall be adjusted for the Base Year and all Comparison Year(s) to reflect the greater of actual occupancy or 95% occupancy.

Real Estate Taxes

Real Estate Taxes shall be the taxes paid by Lessor in the base year and each respective Comparison Year.  Real Estate Taxes shall be a separate category and shall be treated as such.

Proportionate Basis

Lessee’s share of Base Year and Comparison Year(s) Costs shall be a fraction, the numerator of which shall be the number of rentable square feet contained in the leased Premises (see Paragraph 1) and the denominator of which shall be the number of rentable square feet in the Building in which the leased Premises are located (225,616/RSF).

Computation of Adjustments to Base Year Costs

Any adjustment to Base Year Costs will commence to occur in Month 13 of the lease term with subsequent adjustments commencing every twelve months of the lease term or in Months 25, 37, 49, etc. as appropriate under the lease term.  Lessee shall be responsible for any increase between Lessee’s proportionate share of Base Year Costs and Lessee’s proportionate share of each respective Comparison Year(s) Costs.  The increase shall be the increase to each expense individually.  These costs shall be initially calculated based on estimated (projected) costs with reconciliation to actual costs when annual audited numbers are completed.  For the purpose of calculating projected increases to Base Year Costs, Lessor shall review historical data to predict if any estimated increases would be anticipated in a Comparison Year(s).  If they are, then commencing in Month 13 and/or every twelve month period thereafter, Lessor will assess a monthly charge to be paid together with monthly base rent.  Once actual cost data for Comparison Year(s) Real Estate Taxes and Operating Services for the entire Building is formulated in accordance with generally accepted accounting principles and adjusted to the greater of actual occupancy or 95% occupancy, then Lessee’s estimated pass-through costs shall be corrected with Lessee or Lessor, as appropriate, reimbursing the other for the difference between the estimated and actual costs, at that time in a lump sum payment.

Upon termination of this lease, the amount of any corrected amount between estimated and actual costs with respect to the final Comparison Year shall survive the termination of the lease and shall be paid to Lessee or Lessor as appropriate within thirty (30) days after final reconciliation.

Computation of or adjustment to Operating Services and/or Real Estate Taxes pursuant to this paragraph or to rent pursuant to Paragraph 3 shall be computed based on a three hundred sixty-five (365) day year.

For an example, see Exhibit B attached hereto.

20.                                 ADDITIONAL TAXES OR ASSESSMENTS,  Should there presently be in effect or should there be enacted during the term of this Lease, any law, statute or ordinance levying any assessments or any tax upon the leased premises other than federal or state income taxes, Lessee shall reimburse Lessor for Lessee’s proportionate share of said expenses at the same time as rental payments.

21.                                 LATE PAYMENTS,  Any payment, required to be made pursuant to this Lease, not made on the date the same is due shall bear interest at a rate equal to three percent (3%) above the prime rate of interest charged from time to time by Bank of America, or its successor.

In addition to any interest charged herein, a late charge of five percent (5%) of the payment amount shall be incurred for payments received more than five (5) days late.

22.                                 RISK,  All personal property of any kind or description whatsoever in the demised Premises shall be at Lessee’s sole risk.  Lessor shall not be liable for any damage done to or loss of such personal property or damage or loss suffered by the business or occupation of the Lessee arising from any acts or neglect of co-tenants or other occupants of the Building, or of Lessor or the employees of Lessor, or of any other persons, or from bursting, overflowing or leaking of water, sewer or steam pipes, or from the heating or plumbing or sprinklering fixtures, or from electric wires, or from gas, or odors, or caused in any other manner whatsoever except in the case of negligence on the part of Lessor.  Lessee shall keep in force throughout the term of this lease such casualty, general liability and business interruption insurance as a prudent tenant occupying and using the Premises would keep in force.

23.                                 INDEMNIFICATION,  Each party will defend, indemnify and hold harmless the other party from any claim, liability or suit including reasonable attorney’s fees on behalf of any person, persons, corporations and/or firm for any injuries or damages occurring in or about the said Premises or on or about the sidewalk, stairs, or thoroughfares adjacent thereto or any common areas of the Building where said damages or injury was caused by the negligence or intentional act of the indemnifying party, its agents, employees, servants, customers or clients.

24.                                 WAIVER OF SUBROGATION,  Lessee and Lessor do hereby release and relieve the other, and waive their entire claim of recovery for loss, damage, injury, and all liability of every kind and nature which may arise out of, or be incident to, fire and extended coverage perils, in, on, or about the Premises herein described, whether due to negligence of either of said parties, their agents, or employees, or otherwise.

25.                                 SUBORDINATION,  This lease and all interest and estate of Lessee hereunder is subject to and is hereby subordinated to all present and future mortgages and deeds of trust affecting the Premises or the property of which said Premises are a part.  Lessee agrees to execute at no expense to the Lessor, any instrument which may be deemed necessary or desirable by the Lessor to further effect the subordination of this lease to any such mortgage or deed of trust.  In the event of a sale or assignment of Lessor’s interest in the Premises, or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by Lessor covering the Premises, Lessee shall attorn to the purchaser and recognize such purchaser as Lessor.  Lessee agrees to execute, at no expense to Lessor, any estoppel certificate deemed necessary or desirable by Lessor to further effect the provisions of this paragraph.

26.                                 CASUALTY,  In the event the leased Premises or the said Building is destroyed or injured by fire, earthquake or other casualty to the extent that they are untenantable in whole or in part, then Lessor may, at Lessor’s option, proceed with reasonable diligence to rebuild and restore the said Premises or such part thereof as may be injured as aforesaid, provided that within sixty (60) days after such destruction or injury Lessor will notify Lessee of Lessor’s intention to do so, and during the period of such rebuilding and restoration the rent shall be abated on the portion of the Premises that is unfit for occupancy.  During any period of abatement of rent due to casualty or destruction of the Premises, Lessor shall use its best efforts to locate comparable space for Lessee at the fair market rate not to exceed Lessee’s rental rate hereunder.  Lessor shall not be liable for any consequential damages by reason of inability, after use of its best efforts, to locate alternative space comparable to the premises leased hereunder.

27.                                 INSOLVENCY,  If Lessee becomes insolvent, or makes an assignment for the benefit of creditors, or a receiver is appointed for the business or property of Lessee, or a petition is filed in a court of competent jurisdiction to have Lessee adjudged bankrupt, then Lessor may at Lessor’s option terminate this lease.  Said termination shall reserve unto Lessor all of the rights and remedies available under Paragraph 28 (“Default”) hereof, and Lessor may accept rents from such assignee or receiver without waiving or forfeiting said right of termination.  As an alternative to exercising his right to terminate this lease, Lessor may require Lessee to provide adequate assurances, including the posting of a cash bond, of Lessee’s ability to perform its obligations under this lease.

28.                                 DEFAULT,  If this lease is terminated in accordance with any of the terms herein (with the exception of Paragraph 27), or if Lessee vacates or abandons the Premises (while in monetary default), or if Lessee shall fail at any time to keep or perform any of the covenants or conditions of this lease, i.e. specifically the covenant for the payment of monthly rent, and if such default continues for more than five (5) days following written notice from Lessor with respect to failure to pay rent, or more than thirty (30) days following Lessor’s written notice with respect to any non-monetary default,  then, and in any of such events Lessor may with or without notice or demand, at Lessor’s option, and without being deemed guilty of trespass and/or without prejudicing any remedy or remedies which might otherwise be used by Lessor for arrearages or preceding breach of covenant or condition of this lease, enter into and repossess said Premises and expel the Lessee and all those claiming under Lessee.  In such event Lessor may eject and remove from said Premises all goods and effects (forcibly if necessary).  This lease if not otherwise terminated may immediately be declared by Lessor as terminated.  The termination of this lease pursuant to this Article shall not relieve Lessee of its obligations to make the payments required herein.  In the event this lease is terminated pursuant to this Article, or if Lessor enters the Premises without terminating this lease and Lessor relets all or a portion of the Premises, Lessee shall be liable to Lessor for all the costs of reletting, including necessary renovation and alteration of the leased Premises.  Lessee shall remain liable for all unpaid rental which has been earned plus late payment charges pursuant to Paragraph 21 and for the remainder of the term of this lease for any deficiency between the net amounts received following reletting and the gross amounts due from Lessee, or if Lessor elects, Lessee shall be immediately liable for all rent and additional rent (Paragraph 19) that would be owing to the end of the term, less any rental loss Lessee proves could be reasonably avoided, which amount shall be discounted by the discount rate of the Federal Reserve Bank, situated nearest to the Premises, plus one percent (1%).  Waiver by the Lessor of any default, monetary or non-monetary, under this Lease shall not be deemed a waiver of any future default under the Lease.  Acceptance of rent by Lessor after a default shall not be deemed a waiver of any defaults (except the default pertaining to the particular payment accepted) and shall not act as a waiver of the right of Lessor to terminate this Lease as a result of such defaults by an unlawful detainer action or otherwise.

29.                                 BINDING EFFECT,  The parties hereto further agree with each other that each of the provisions of this lease shall extend to and shall, as the case may require, bind and inure to the benefit, not only of Lessor and Lessee, but also of their respective heirs, legal representatives, successors and assigns, subject, however, to the provisions of Paragraph 18 of this lease.

It is also understood and agreed that the terms “Lessor” and “Lessee” and verbs and pronouns in the singular number are uniformly used throughout this lease regardless of gender, number or fact of incorporation of the parties hereto.  The typewritten riders or supplemental provisions, if any, attached or added hereto are made a part of this lease by reference.  It is further mutually agreed that no waiver by Lessor of a breach by Lessee of any covenant or condition of this lease shall be construed to be a waiver of any subsequent breach of the same or any other covenant or condition.

30.                                 HOLDING OVER,  If Lessee holds possession of the Premises after term of this lease, Lessee shall be deemed to be a month-to-month tenant upon the same terms and conditions as contained herein, except rent which shall be revised to reflect the then current market rate.  During month-to-month tenancy, Lessee acknowledges Lessor will be attempting to relet the Premises.  Lessee agrees to cooperate with Lessor and Lessee further acknowledges Lessor’s statutory right to terminate the lease with proper notice.

31.                                 ATTORNEY’S FEES,  If any legal action is commenced to enforce any provision of this lease, the prevailing party shall be entitled to an award of reasonable attorney’s fees and disbursements.

32.                                 NO REPRESENTATIONS,  The Lessor has made no representations or promises except as contained herein or in some future writings signed by Lessor.

33.                                 QUIET ENJOYMENT,  So long as Lessee pays the rent and performs the covenants contained in this lease, Lessee shall hold and enjoy the Premises peaceably and quietly, subject to the provisions of this lease.

34.                                 RECORDATION,  Lessee shall not record this lease without the prior written consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed.  However, at the request of Lessor, both parties shall execute a memorandum or “short form” of this lease for the purpose of recordation in a form customarily used for such purpose.  Said memorandum or short form of this lease shall describe the parties, the Premises and the lease term, and shall incorporate this lease by reference.

35.                                 MUTUAL PREPARATION OF LEASE,  It is acknowledged and agreed that this lease was prepared mutually by both parties.  In the event of ambiguity, it is agreed by both parties that it shall not be construed against either party as the drafter of this lease.

36.                                 GOVERNING LAW,  This lease shall be governed by, construed and enforced in accordance with the laws of the State of Washington.

37.                                 FINISH WORK,  The space is leased in its existing as-is condition.  Any tenant improvements or modifications to the space shall be with Lessor’s prior approval of drawings and Lessee’s contractor.

38.                                 PARKING,  Lessee shall have the right, but not the obligation, to two (2) parking stalls inside the building and two (2) outside at market rate.  Further, for the month of December, 2010, Lessee shall have the right, but not the obligation, to four additional parking stalls inside the building, at market rent.  In the event additional inside parking is available in 2011, Lessor will notify Lessee, and Lessee will have the right, but not the obligation, to any additional inside parking stalls that Lessor advises are available (at market rate) and on a month-to-month basis.

39.                                 RENEWAL OPTION,  Provided that Lessee is not in default under any of the terms and conditions of its lease Lessee shall have the option to renew this lease, for an additional period of three (3) years, on the same terms and conditions, except rent.

Base rent for the renewal term shall be at the then reasonable market rate for comparable office space in Seattle.  Lessee agrees to give Lessor notice of its intent to renew ninety (90) days prior to the expiration of the initial lease term.

40.                                 CANCELLATION OPTION,  Lessee shall have the option, at any time during the lease term to cancel and terminate this lease by giving Lessor thirty (30) days prior written notice of its intention to do so.  The effective date of cancellation will be the last day of the month following Lessor’s receipt of Lessee’s thirty (30) day notice.  Due to the fact that Lessee has prepaid several months rent in advance (as noted in Paragraph 4 hereof), in the event Lessee exercises this cancellation option, and Lessee has rent credit still remaining, then Lessor agrees that it shall refund such remaining credit to Lessee within thirty (30) days after the effective date of such cancellation hereunder.

41.                                 EXISTING LEASE,  Upon the Date of Occupancy of the Premises herein at Suite 530, Lessee’s existing lease with Lessor at Suite 500 dated February 15, 2002 and as amended by Amendment dated November 21, 2008, for 20,764 square feet on the 5th floor of the building, will be cancelled, and Lessor hereby releases Lessee from such existing Lease at Suite 500 in all respects, and Lessor further acknowledges that Lessee has fulfilled all its obligations under such Suite 500 lease.  In addition, Lessor acknowledges that Lessee has paid the entire month’s rent for the month of November 2010 on Suite 500, and Lessor will refund to Lessee, such prorata portion of such November rent, based on the Date of Occupancy, such sum to be paid to Lessee within fifteen (15) days of such Date of Occupancy.  Notwithstanding the foregoing, Lessor agrees that Lessee shall remain in sole possession of the Server Room at Suite 500 until December 6, 2010, or such earlier date that Lessee shall remove its personal property from such Server Room (and give written notice to Lessor that Lessee has vacated such Server Room).  Lessee shall not be charged any rent or other charges for its continued possession of such Server Room until December 6, 2010.

IN WITNESS WHEREOF, the parties hereto have executed this lease effective as of the last signature date below.

SELIG HOLDINGS COMPANY,			PONIARD PHARMACEUTICALS, INC.
a Washington limited liability company

Dated:	November 22, 2010		Dated:	November 24, 2010

	/s/ MARTIN SELIG		/s/ MICHAEL K. JACKSON
By:	Martin Selig	By:	Michael K. Jackson
Its:	Managing Member	Its:	Interim CFO

“Lessor”		“Lessee”

ATTACHMENT

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 22nd day of November, 2010, before me, a Notary Public in and for the State of Washington, personally appeared MARTIN SELIG, to me known to be the Managing Member respectively, of SELIG HOLDINGS COMPANY, L.L.C. the entity that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said entity, for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute said instrument on behalf of the entity.

/s/ Judith Brandt
Notary Public in and for the State of Washington
	Residing at:	Sammamish
	My commission expires:	11-8-12
(Individual)

STATE OF	)
) ss.
COUNTY OF	)

On this          day of                         , 20      , before me, a Notary Public in and for the State of                             , personally appeared                                       , the individual(s) who executed the within and foregoing instrument, and acknowledged said instrument to be his/her/their free and voluntary act and deed for the uses and purposes therein mentioned.

Notary Public in and for the State of
Residing at:
My commission expires:
(Partnership)

STATE OF	)
) ss.
COUNTY OF	)

On this          day of                         , 20      , before me, a Notary Public in and for the State of                             , personally appeared                                       , to me known to be partner(s) of                                                             , the partnership that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said partnership, for the uses and purposes therein mentioned, and on oath stated that he/she/they is/are authorized to execute said instrument on behalf of the partnership.

Notary Public in and for the State of
Residing at:
My commission expires:
(Corporation)

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 24th day of November, 2010, before me, a Notary Public in and for the State of Washington, personally appeared Michael K. Jackson, to me known to be the Interim CFO, respectively, of Poniard Pharmaceuticals, Inc., the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he/she/they is/are authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

/s/ Julia Cross
Notary Public in and for the State of		Washington
Residing at:	Redmond, WA
	My commission expires:	9-8-12

EXHIBIT A

[FLOOR PLAN]

EXHIBIT B

EXAMPLE

The intent is to include Lessee’s proportionate share of all Base Year Costs in Lessee’s Annual Base Rental Rate.  It is further the intent to limit adjustments to Lessee’s Base Year Costs to actual increases in cost.  The Operating Services are adjusted to the greater of actual occupancy or 95% occupancy for the base year to fairly establish the Base Year Costs at an equitable standard for comparison purposes.  Comparison Years are similarly adjusted for purposes of fairness and equality.  To prevent any confusion regarding computation of Base Year Costs, Comparison Year Costs and the adjustment of those costs to 95% occupancy, if necessary, we have set forth the following example.  It is important to note that if adjustment to 95% occupancy is necessary, not all Operating Services are adjusted.

Expenses requiring adjustment are those which are 100% dependent upon the change in footage and adjust with the change in occupied footage.  This category includes electricity, water/sewer, superintendent, disposal, management, janitorial supplies, window washing, repair and maintenance, HVAC maintenance, and janitorial labor.

Other expenses do not require adjustment nor are they dependent upon occupied footage change.  These categories are the same whether the Building is empty or full.  They are, insurance, security, elevator, landscaping and telephone.

Real Estate Taxes are dependent upon independent assessment.  Real Estate Taxes are not adjusted to 95%, but are established for each respective year based on the actual tax paid whether for the respective Base Year or each subsequent Comparison Year(s).

Please note the expenses noted below which are and are not adjusted and the adjustment to each expense to achieve 95% occupancy, if necessary.  The method of adjusting expenses depicted in the example will be followed when adjusting actual Operating Service Expenses for both the Base Year and Comparison Year(s).

HYPOTHETICAL FACTS

Building Occupancy:	80%
Actual Base Year Costs:	$375,000
Grossed Base Year Costs to 95%:	$440,000
Actual Comparison Year Costs: (see below)	$405,440
Grossed Comparison Year Costs to 95%: (see below)	$463,080
Tenant Premises:	10,000 RSF
Building RSF:	125,000 RSF
Tenant Proportionate Basis:	10,000 ÷ 125,000 = 8%

EXAMPLE

	Actual	Grossed
Description	Expenses	Expenses	Methodology

Percent Occupied	80.00%	95.00%

Real Estate Taxes	$54,854	$54,854	Actual Cost

Operating Expenses
Insurance	$26,595	$26,595	Actual Cost
Electricity	$69,358	$82,363	Adjusts with occupancy
Water & Sewer	$4,945	$5,872	Adjusts with occupancy
Security	$5,000	$5,000	Actual Cost
Elevator	$7,526	$7,526	Actual Cost
Superintendent	$82,869	$98,407	Adjusts with occupancy
Landscaping	$2,912	$2,912	Actual Cost
Disposal	$15,502	$18,409	Adjusts with occupancy
Management	$41,680	$49,495	Adjusts with occupancy
Supplies	$4,339	$5,153	Adjusts with occupancy
Window Washing	$1,527	$1,813	Adjusts with occupancy
Repairs & Maintenance	$24,333	$28,895	Adjusts with occupancy
Telephone	$1,144	$1,144	Actual Cost
HVAC Maintenance	$6,208	$7,372	Adjusts with occupancy
Janitorial	$56,648	$67,270	Adjusts with occupancy
TOTALS:	$405,440	$463,080